UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

MERGE HEALTHCARE INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001–33006	39-1600938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, 24th Floor
Chicago, Illinois  60601-6436
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (312) 565-6868

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

The Registrant entered into a Master Services Agreement with higi llc (“higi”), effective on December 30, 2011.  Under the Master Services Agreement, the Registrant has agreed to provide higi with certain professional services, including software engineering design, application and web portal development.  Under the initial statement of work for such services, the Registrant will receive a fixed payment of $675,000. The Registrant anticipates recognizing a portion of the professional services revenue in the fourth quarter of 2011, with the remaining fees to be earned in 2012. In addition, the Master Services Agreement granted higi certain branding rights related to Registrant’s health kiosk business and requires higi to pay a fixed annual fee of $100 per kiosk to the Registrant for each kiosk that is branded with higi’s trademarks and includes higi’s software, images and/or other intellectual property.  No such kiosks are currently in service, although a pilot program for higi-branded kiosks may be launched during 2012.  The Master Services Agreement has an initial term of one year, with continuing renewal rights, and is subject to termination on 120 days notice.

The Audit Committee of the Registrant (which is comprised solely of independent Directors), pursuant to the Audit Committee Charter, considered and reviewed the Master Services Agreement and approved its terms, prior to its execution.  The Registrant treated the Master Services Agreement as a related-party transaction, because higi is controlled by Michael W. Ferro, Jr.  Mr. Ferro is the Chairman and a Director of the Registrant, the Chairperson  and Founder of higi, and the Chairman and Chief Executive Officer of Merrick Ventures, LLC (“Merrick Ventures”) and Merrick RIS, LLC (“Merrick RIS”). Mr. Ferro and certain trusts for the benefit of his family own directly or indirectly a majority of the equity interests in Merrick Ventures and Merrick RIS, which together own approximately 35% of Registrant’s common stock.  Merrick Ventures also owns over 75% of higi’s outstanding equity interests.

The agreement referenced in Item 1.01 of this Current Report on Form 8-K will be filed as an exhibit to the Annual Report on Form 10-K to be filed by the Registrant for its fiscal year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:       /s/ Ann G. Mayberry-French
Name: Ann G. Mayberry-French
Title:  General Counsel and Corporate Secretary
Date: January 5, 2012